Exhibit 99.2

News Release

Contact:                Nicole Russell

VP, Investor Relations

(913) 236-1880

Waddell & Reed Financial, Inc. Announces the

Retirement of Michael L. Avery

Overland Park, KS, February 2, 2016 — Waddell & Reed Financial, Inc. (NYSE: WDR) announced that Michael L. Avery, 62, its president and co-portfolio manager of the Ivy Funds, Waddell & Reed Advisors Funds and Ivy Funds Variable Insurance Portfolios Asset Strategy portfolios, will retire effective June 30, 2016, following 35 years of service. Until his retirement date, Avery will assist in the transition of his responsibilities to others within the Company. Avery joined Waddell & Reed in 1981 and has served as co-portfolio manager of the Asset Strategy portfolios since 1997.  “Mike has been a steadfast colleague over the past three decades and instrumental in our growth and success, including the development of our investment management process,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “We wish Mike all the best in retirement.”

Cynthia Prince-Fox and Chace Brundige will continue as co-portfolio managers of the Asset Strategy portfolios after Mr. Avery’s retirement.  Prince-Fox and Brundige joined Waddell & Reed in 1983 and 1996, respectively, and were named co-portfolio managers of the Asset Strategy portfolios in 2014.  “Mike has made many significant contributions during his career with the Company, including the establishment of a deep and talented investment management team,” said Phillip J. Sanders, Chief Investment Officer of the Company.  “We are confident in the ability of Cynthia and Chace to continue to lead the Asset Strategy team.”  In addition to Avery, the Asset Strategy team consists of two portfolio managers, three assistant portfolio managers and a client portfolio manager, plus continued support and interaction from the entire investment management organization.

At December 31, 2015, the Asset Strategy portfolios had approximately $21.9 billion in assets under management, including: $15.3 billion in Ivy Asset Strategy Fund; $2.6 billion in Waddell & Reed Advisors Asset Strategy Fund; $1.3 billion in Ivy Funds Variable Insurance Portfolios Asset Strategy; and $2.7 billion in institutional accounts, including subadvised accounts.

Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. For a prospectus, or if available, a summary prospectus, containing this and other information for any of the Waddell & Reed Advisors or Ivy Funds, call your financial advisor or visit www.waddell.com or www.ivyfunds.com. Please read the prospectus or summary prospectus carefully before investing.

Investment return and principal value will fluctuate, and it is possible to lose money by investing. Past performance is not a guarantee of future results.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Wholesale channel (encompassing broker/dealer, retirement, and registered investment advisors), our Advisors channel (our network of financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds and investment advisor and global distributor to the Ivy Global Investors SICAV, an umbrella UCITS fund range domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.